UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                 (Check One):

_X__ Form 10-KSB  ____ Form 2-F ____ Form 11-K ____ Form 10-Q ____ Form N-SAR


                      FOR PERIOD ENDED: December 31, 1995

______________________________________________________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________


PART I - REGISTRANT INFORMATION



             __________________WICHITA RIVER OIL CORPORATION_________________
                                 Full Name of Registrant

             ________________________________________________________________
                                 Former Name if Applicable

             ______________3500 N. Causeway Boulevard, Suite 410_____________
                  Address of Principal Executive Office (Street and Number)

             _____________________Metairie, Louisiana 70002__________________
                                   City, State and Zip Code


PART II - RULES 12-b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[ X ] 	(a)	The reasons described in reasonable detail in Part III of this
form could not be	eliminated without unreasonable effort or expense; and

[ X ] 	(b)	The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will
be filed on or	before the fifteenth calendar day following the prescribed due date.

[ X ] 	(c)	The accountant's statement or other exhibit required by Rule
12b-25(c) has been	attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-KSB for the year ended December 31, 1995 cannot be filed within the prescribed time period due to the unavailability of certain third party information required for the completion of the audit of the Company's financial statements for the fiscal year ended December 31, 1995. Such information could be not obtained without unreasonable effort or expense. See attached letter dated March 30, 1996 from Arthur Andersen LLP, the Company's independent public accountants.

PART IV - OTHER INFORMATION


(1)	Name and telephone number of person to contact in regard to this notification:

_________James P. McGinnis______________(713)______________ 364-0147_________
	             	(Name)			             (Area Code)     	(Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

	[ X ]  Yes	[   ]  No

(3)	It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of the portion thereof?

	[   ]   Yes	[ X ]  No

           ________________WICHITA RIVER OIL CORPORATION_________________
                    (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 29, 1996			By:  James P. McGinnis, Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION

            Intentional misstatements or omission of fact constitute
                 Federal Criminal Violation (See 18 U.S.C. 1001)